Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FNB Corp.

We consent to incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442 and 333-109450) on Form S-8 and the registration statement (No. 33-59565) on Form S-3 of FNB Corp. of our reports dated March 14, 2006 with respect to the consolidated financial statements of FNB Corp. and subsidiaries, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K.

March 14, 2006

Raleigh, North Carolina